Exhibit 99.1

Jabil Board of Directors appoints CEO Mark Mondello as Chairman of the Board; Tim Main to retire after 22 Years of Board Service

St. Petersburg, Fla., September 21, 2021 — Today, Jabil Inc. (NYSE: JBL), announced that its Board of Directors has appointed CEO Mark Mondello as Chairman of the Board effective November 1, 2021, in a planned transition from present Chairman, Timothy L. Main. Mr. Main will permanently retire from the board on that date.

Mr. Main joined the company in 1987 as a Production Control Manager. He became President in 1999 and served as CEO and President from 2000 until February of 2013. Main has served as Chairman since 2013. “I am delighted to see Mark continue his leadership as Chairman and would like to thank the many Jabil people, past and present, who helped me along the way and made Jabil such a great company to be a part of.”

During Main’s 12-year tenure as CEO, he led Jabil’s transformation into a $17 billion company, with over 140,000 employees. Main set the foundation for Jabil’s expansion into new end-markets and geographies by closing two large scale acquisitions – the purchase of Nypro, Inc., accelerating the company’s participation in the Healthcare and Consumer Packaging sectors and the purchase of Taiwan Green Point Enterprises Co. Ltd., which accelerated the company’s participation in the Connected Device and Mobility sectors.

During Main’s tenure as Chairman, Jabil has grown to nearly $30 billion in annual revenues, with well over 200,000 employees serving customers around the world.

“We thank Tim for his dedication and care over the past 30+ years. His contributions have been significant and impactful, as he helped weave the fabric of our culture – a culture that underpins who we are today. I’ve had the good fortune to call Tim a Jabil colleague for many years and wish him all the very best as he takes on new challenges and authors his next chapter,” said Mondello.

“Tim has established initiatives and strategies over his career that have led to the robust enterprise Jabil has become today. His name is truly etched on the cornerstone of our business. It has been a pleasure to serve with such a bright and decent man,” said Tom Sansone, Vice Chairman.

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About Jabil: Jabil (NYSE: JBL) is a manufacturing solutions provider with over 260,000 employees across 100 locations in 30 countries. The world’s leading brands rely on Jabil’s unmatched breadth and depth of end-market experience, technical and design capabilities, manufacturing know-how, supply chain insights and global product management expertise. Driven by a common purpose, Jabil and its people are committed to making a positive impact on their local community and the environment. Visit www.jabil.com to learn more.

Media Contact:

Michelle Smith

Vice President, Communications & Brand Strategy

Michelle_smith@jabil.com

Investor Contact:

Adam Berry

Vice President, Investor Relations

Adam_berry@jabil.com